FIRST ALBANY TO RECEIVE $50 MILLION INVESTMENT
FROM MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS II
Lee Fensterstock to be Named Chairman and Chief Executive Officer
Peter J. McNierney to be Named President and Chief Operating Officer
Nine Key Executives Named as Founding Partners
NEW YORK, May 14, 2007 - First Albany Companies Inc. (NASDAQ:FACT) today announced that it has entered into an agreement to recapitalize and receive a $50 million equity investment from an affiliate of MatlinPatterson Global Opportunities Partners II. This capital investment will provide First Albany with the resources necessary to accelerate its growth, build on its investment product and services strengths, and better meet the needs of its clients.
In connection with the investment, First Albany also announced that Lee Fensterstock, a 20-year securities industry veteran, will be appointed Chairman and Chief Executive Officer and that Peter J. McNierney, currently President and Chief Executive Officer of First Albany Companies, will become President and Chief Operating Officer.
In addition, nine First Albany executives will be named founding partners, including David M. Reed, Jr., Investment Banking; J. Scott Coburn, Equity Capital Markets; Christina Rizopoulos Valauri, Equity Research; Mark Palamountain, Equity Trading; Tom Sheedy, Equity Sales; Eric Kirby, Equity Sales; Robert M. Fine, Mortgage Backed Securities; Robert Tirschwell, Mortgage Backed Securities; C. Brian Coad, Finance. As part of the new First Albany’s commitment to fostering an ownership culture, these founding partners and additional key senior executives will receive 6.0 million shares of common stock in the form of restricted stock units.
Mark Patterson, Chairman of MatlinPatterson, said, “We see a significant opportunity to combine our financial capital with the human capital of First Albany to create a world class investment bank serving emerging growth companies and their investors. I look forward to joining the Board of Directors of this new venture.”
Mr. Fensterstock said, “I am extremely excited to be working with such a talented group. The establishment of a culture of ownership by the key employee partners, with its benefits and accountabilities, should foster improved results for all shareholders.”
Mr. McNierney added, “This transaction will complete a year of restructuring and repositioning for the firm. I look forward to working with Lee, MatlinPatterson, and our employee partner team to grow the company and realize its full potential.”
Under the terms of the investment agreement, MatlinPatterson will acquire 33,333,333 new shares of common equity at $1.50 per share. The number of shares issuable to MatlinPatterson in consideration of the $50 million purchase price is subject to upward adjustment based on the Company’s net tangible book value per share at closing and certain other factors. The transaction is expected to close by August 1, 2007, subject to approval from First Albany shareholders as well as customary regulatory approvals and other closing conditions. Upon closing, MatlinPatterson will be the majority shareholder of the Company and will have three representatives on a nine member First Albany Board of Directors, which will include Mr. Patterson, Mr. Fensterstock and Mr. McNierney and Chris Pechock and Frank Plimpton of MatlinPatterson. George McNamee and Alan Goldberg, directors of the Company, and Mr.

McNierney have agreed to vote their shares, representing approximately 18% of the outstanding shares, in favor of the transaction.
Freeman & Co. Securities LLC advised First Albany on the transaction.
Executive Bios
Most recently, Mr. Fensterstock founded Bonds Direct Securities and served as its Chairman and Co-Chief Executive Officer until it was sold to Jefferies Group. Previously, Mr. Fensterstock was President and Chief Operating Officer of Gruntal & Co., a regional broker dealer. Earlier, he served as Executive Vice President, Capital Markets for PaineWebber and was responsible for PaineWebber’s sales and trading business worldwide. He also served as a member of PaineWebber’s Executive Committee and as a member of the Board of Directors of PaineWebber Inc.
Mr. McNierney joined First Albany in 2002 as the Director of Investment Banking, and has 17 years of experience in financings and mergers and acquisitions advisory assignments for growth companies. Prior to joining First Albany, Mr. McNierney was the Managing Director of the Healthcare and Communications Services groups at Robertson Stephens. Prior to that, Mr. McNierney was a Vice President in the Healthcare Group at Smith Barney. Mr. McNierney received a BA and a JD/MBA from the University of Texas at Austin.
About First Albany
First Albany Companies Inc. (NASDAQ:FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.
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This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
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FOR ADDITIONAL INFORMATION
PLEASE CONTACT:
C. Brian Coad
Chief Financial Officer
First Albany Companies
212.273.7120
518.447.8500